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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.__)*

                       Smart Choice Automotive Group, Inc.
                     --------------------------------------
                                (Name of Issuer)

                                  Common Stock
                       ----------------------------------
                         (Title of Class of Securities)

                                    831686209
                                ----------------
                                 (CUSIP Number)

                                 August 25, 1999
             --------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]      Rule 13d-1(b)
                  [X]      Rule 13d-1(c)
                  [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G

CUSIP NO. 831686209
         -------------

1.       NAME OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NO'S. OF ABOVE PERSONS (ENTITIES ONLY).

                           STEPHENS GROUP, INC.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           [ ]    (a)
                                                                    [ ]    (b)

3.       SEC USE ONLY
                      ---------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION                         ARKANSAS

Number of Shares Beneficially Owned by Each Reporting Person With:

5.       SOLE VOTING POWER                                             -0-

6.       SHARED VOTING POWER                                           -0-

7.       SOLE DISPOSITIVE POWER                                        -0-

8.       SHARED DISPOSITIVE POWER                                      788,000

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON                                         788,000

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                    [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN
         ROW (11)                                                      9.2%

12.      TYPE OF REPORTING PERSON                                      HC

-------------------------




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                                  SCHEDULE 13G

CUSIP NO. 831686209
         -------------

1.       NAME OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NO'S. OF ABOVE PERSONS (ENTITIES ONLY).

                           STEPHENS HOLDING COMPANY

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           [ ]    (a)
                                                                    [ ]    (b)

3.       SEC USE ONLY
                      ---------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION                         ARKANSAS

Number of Shares Beneficially Owned by Each Reporting Person With:

5.       SOLE VOTING POWER                                             788.000

6.       SHARED VOTING POWER                                           -0-

7.       SOLE DISPOSITIVE POWER                                        788,000

8.       SHARED DISPOSITIVE POWER                                      -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON                                         788,000

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                    [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN
         ROW (11)                                                      9.2%

12.      TYPE OF REPORTING PERSON                                      HC

-------------------------



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ITEM 1.
         (a)      Name of Issuer:   SMART CHOICE AUTOMOTIVE GROUP, INC.

         (b)       Address of Issuer's Principal Executive Offices:

                                        5200 S. WASHINGTON
                                        TITUSVILLE, FL  32780

ITEM 2.
         (a)       Name of Person Filing:

                           STEPHENS GROUP, INC.
                           STEPHENS HOLDING COMPANY

         (b) Address of Principal Business Office or, if none, Residence:

                           111 CENTER STREET
                           LITTLE ROCK, AR  72201

         (c)       Citizenship:

                           USA

         (d)       Title of Class of Securities:

                           COMMON STOCK

         (e)       CUSIP Number:

                           831686209

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b),
                         OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  NOT APPLICABLE

         (a) [ ]  Broker or dealer registered under section 15 of the Act
                         (15 U.S.C. 78o)

         (b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

         (c) [ ]  Insurance company as defined in section 3(a)(19) of the Act
                         (15 U.S.C. 78c)

         (d) [ ]  Investment company registered under section 8 of the
                         Investment Company Act of 1940 (15 U.S.C. 80a - 8)

         (e) [ ]  An investment adviser in accordance with Section 240.13d-1(b)
                         (l)(ii)(E);



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         (f) [ ]  An employee benefit plan or endowment fund in accordance with
                         Section 240.13d 1(b)(1)(ii)(F);

         (g) [ ]  A parent holding company or control person in accordance with
                         Section 240.13d-1(b)(l)(ii)(G);

         (h) [ ]  A savings associations as defined in Section 3(b) of the
                         Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j) [ ] Group, in accordance with Section 240.13d-1(b)(l)(ii)(J).


ITEM 4. OWNERSHIP. PROVIDE THE FOLLOWING INFORMATION REGARDING THE AGGREGATE NUMBER AND PERCENTAGE OF THE CLASS OF SECURITIES OF THE ISSUER IDENTIFIED IN ITEM 1.

         (a)      Amount beneficially owned:                           788,000

         (b)      Percent of class:                                    9.2%

         (c)      Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote:      788,000

                  (ii)  Shared power to vote or to direct the vote:    -0-

                  (iii) Sole power to dispose or to direct the
                        disposition of:                                788,000

                  (iv)  Shared power to dispose or to direct the
                        disposition of:                                -0-

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.        [ ]

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                           NOT APPLICABLE

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                           NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  This Schedule 13G is being filed by Stephens Group, Inc. and by Stephens Holding


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                  Company. Stephens Group, Inc. is the corporate parent company of Stephens Holding Company, and Stephens Holding Company is the owner of all of the shares being reported herein.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                           NOT APPLICABLE

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                           NOT APPLICABLE


ITEM 10.          CERTIFICATION.



                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            September 3, 1999
                                            -----------------------------------
                                                     Date

                                            /s/ DAVID A. KNIGHT
                                            -----------------------------------
                                                     Signature

                                              David A. Knight
                                            -----------------------------------
                                                     Name/Title
                                            General Counsel
                                            Stephens Group, Inc. and
                                            Stephens Holding Company